Investor Contacts: Rusty Cloutier
  President & CEO or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

MidSouth Bancorp, Inc. Announces Death of Gerald “Jerry” Reaux Jr.,
Vice Chairman and Chief Operating Officer

LAFAYETTE, LA., February 10, 2014/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (NYSE: MSL) (“MidSouth” or the “Company”) today announced that Gerald “Jerry” Reaux Jr., Vice Chairman of the Board and Chief Operating Officer of the Company and MidSouth Bank, died suddenly on Sunday, February 9, 2014.  Mr. Reaux was 53 years old.

Jerry was a very active leader in the Lafayette community and a highly respected banker.  Prior to joining the Company in 2011, he was best known in local banking circles for taking LBA Savings Bank’s parent company, Acadiana Bancshares, Inc., public in 1996 and later orchestrating a merger with Iberia Bank in 2003.

“This is a significant loss for the MidSouth family”, said C.R. Cloutier, President and CEO of MidSouth.  “In Jerry’s unexpected passing we have lost a great friend and a wonderful leader.  Our thoughts and prayers are with Jerry’s family”, continued Mr. Cloutier.

Mr. C.R. Cloutier will temporarily assume the responsibilities of Chief Operating Officer of the Company and MidSouth Bank.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of December 31, 2013. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” The Company's Series C Preferred Stock is now quoted on the OTC Bulletin Board ("OTCBB") under the ticker symbol MSLXP.  Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 62 locations in Louisiana and Texas, including a Loan Production Office in Austin, Texas, and is connected to a worldwide ATM network that provides customers with access to more than 50,000 surcharge-free ATMs. Additional corporate information is available at www.midsouthbank.com.